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                                                                   Exhibit 10.19

September 15, 1995


Mr. Russ Scaffede
102 Clubhouse Drive
Nicholasville, KY 40356

Dear Russ:

I am very pleased to extend to you Donnelly's offer of at will employment for the position of Vice President, Manufacturing. We believe you bring outstanding skills to our company and that you will find Donnelly an excellent environment in which to invest your career. We are all looking forward to working with you.

You will report to the C.O.O. of Donnelly North America and be located here in Holland. Until that position is filled, you will report directly to me. Your annual base salary will be $180,000 paid in 52 equal installments of $3,461.64 paid each week. Our policy is to review salaries at the end of each fiscal year. We offer a management bonus based on attainment of mutually agreed upon objectives targeted at 25% of base salary for reaching those objectives, and with a potential to reach a total of 35% for exceeding them. This is paid yearly at the closing of the accounting records. You will be eligible to participate in the plan, on a prorated basis, for the balance of fiscal year 1996.

Our long term incentive plan, also based on attainment of mutually agreed upon personal objectives and company performance, is targeted at 35% of annual base salary. This is awarded in stock options and/or performance units. This bonus is also awarded at the time of closing of accounting records for the previous year. You will be eligible for participation in this plan, on a prorated basis, for the balance of fiscal 1996.

We will provide you with a company car with an approximate value of $30,000 and car expenses to include insurance, maintenance and business use fuel expense.

I have included, for your information, information on our various health, life, stock purchase and pension plans. Vacation is six weeks. Rick will be happy to provide any further information you may require on these plans. I think you will agree that our flexible benefit approach allows you to select a very generous array of protection for you and your family.

Our relocation policy includes the following:

     All closing costs including real estate fees.

     Moving expenses for you, your family and your property.
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Mr. Russ Scaffede
September 15, 1995
page 2


     Two trips for Barb to visit the area and look at housing.

     One time relocation expense of $7,500.

Away from home expenses for yourself for a period of 90 days and five trips back to Nicholasville.

In the event that we elect your separation from the company for any reason other than cause, we will provide severance in the form of base salary and benefit coverage for a period of 12 months or until you find other employment of any kind whichever occurs first. This consideration will be subject to a noncompete agreement in our specific area of business.

Our Board of Directors has been strongly supportive of bringing someone of your caliber to our company. While I anticipate no reservations on their part about your selection for this key position, this offer is subject to their confirmation.

Russ, we are looking forward to having you and Barb join our family here at Donnelly. I am convinced you can help us make this a great company and am personally looking forward to working with you with great anticipation.

Sincerely,

DONNELLY CORPORATION



Dwane Baumgardner
Chairman of the Board